Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS OPERATING INCOME AND INCREASED SALES

FOR THIRD QUARTER 2019

LITTLE ELM, Texas, November 15, 2019—Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $978 thousand in the third quarter of 2019, compared to an operating loss for the same period last year of $60 thousand, and that overall unit sales for the third quarter of 2019 increased 15.8% over same period in the prior year.

Retractable also reports the following results of operations for the three and nine months ended September 30, 2019 and 2018, respectively.

Comparison of Three Months Ended September 30, 2019 and September 30, 2018

Domestic sales accounted for 77.7% and 88.7% of revenues for the three months ended September 30, 2019 and 2018, respectively.  Domestic revenues increased 3.3%. The domestic product mix may be more heavily weighted to syringes.  Domestic unit sales decreased 6.7% principally because the flu season shifted to later in the year.  Domestic unit sales were 69.2% of total unit sales for the three months ended September 30, 2019.  International revenue and unit sales increased 133.1% and 152.3%, respectively, due to increased unit sales.  International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders.  Overall unit sales increased 15.8%.

The Cost of manufactured product increased by 11.8% principally due to an increase in the units sold.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 8.5% due to increased gross sales.

Gross profit increased 34.8% primarily due to an increase in international sales.

Operating expenses were almost flat, with a 2.3% decrease.

Operating income was $978 thousand compared to an operating loss for the same period last year of $60 thousand due primarily to an increase in international sales.

Interest and other income increased $52 thousand for the quarter ended September 30, 2019 compared to the same period last year due to recognition of unrealized gains on investments and accrued interest on deposits.

Comparison of Nine Months Ended September 30, 2019 and September 30, 2018

Domestic sales accounted for 79.4% and 86.6% of revenues, excluding product licensing fees, for the nine months ended September 30, 2019 and 2018, respectively.  Domestic revenues increased 6.3%. The domestic product mix may be more heavily weighted to syringes.  Domestic unit sales increased 5.8%.  Domestic unit sales were 72.3% of total unit sales for the nine months ended September 30, 2019.  International revenue, excluding product licensing fees, and unit sales increased 78.5% and 76.3%, respectively, due to increased unit sales.  International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders.  Overall unit sales increased 18.9%.

The Cost of manufactured product increased by 15.5% principally due to an increase in the units sold.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 16.3% due to increased gross sales and product licensing fees.  The Company recognized $163 thousand in product licensing fees in the first nine months of 2019.  Such licensing fees are subject to a 50% royalty to Mr. Shaw under the terms of his Technology License Agreement.

Gross profit increased 19.0% primarily due to an overall increase in sales.

Operating expenses decreased 9.3%.  The decrease was due to cost cutting measures implemented in the fourth quarter of 2018.  The cost cutting measures included a decrease in payroll costs initiated in November of 2018, as well as a reduction in legal expenses.

Operating income was $1.1 million compared to an operating loss for the same period last year of $1.2 million due primarily to a combination of an increase in sales and a reduction of expenses.

Interest and other income increased $190 thousand for the nine months ended September 30, 2019.  This is a result of the increase in the unrealized value of investments and accrued interest on deposits.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on November 14, 2019 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer